Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2025, relating to the financial statements and financial highlights of Reinhart
Mid Cap PMV Fund, Reinhart Genesis PMV Fund, and Reinhart International PMV Fund, each a series of
Managed Portfolio Series, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent
Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
September 25, 2025